Exhibit 4.3
English translation of
MACHINERY FINANCIAL LEASING AGREEMENT
NUMBER 910274-FL-0
     This MACHINERY FINANCIAL LEASING AGREEMENT is entered into this 11th day of October 2007 in Madrid BY AND AMONG:
     ING Lease (España) E.F.C., S.A. with Tax Identification Number A08350225 and registered address at Av. Diagonal 605, 9a Planta, Barcelona, duly represented by Ms. CRISTINA DOLORES NICOLAU PLEWKA, of legal age, [* * *], holder of National Identity Card number [* * *] and Mr. JOSE ANTONIO LOZANO MELLADO, of legal age, [* * *], holder of National Identity Card number [* * *]. Ms. Nicolau is acting by virtue of the power of attorney granted in her favor before the Barcelona Notary Public Mr. Miquel Tarragona Coromina on April 17, 2007 with the number 1,526 of his protocol files, which was registered in the Barcelona Companies Register in Volume 36,038, Folio 108, Sheet Number B-5,378, Entry 177. Mr. Lozano is acting by virtue of the power of attorney granted in his favor before the Barcelona Notary Public Mr. Josep Alfons López Tena on November 3, 1998 with the number 2,304 of his protocol files, which was registered in the Barcelona Companies Register in Volume 29,851, Folio 9, Sheet Number B-5,378, Entry 118.
     CREDIT AGRICOLE LEASING SUCURSAL EN ESPAÑA with registered address in Madrid at Paseo de la Castellana, 1 and tax identification number N0012760E, duly represented by Mr. LAURENT LUCIEN JEAN GARAFINNI, of legal age, a French citizen, married, domiciled in Madrid at Calle de los Prunos, 6 and holder of current French passport numbered [***]. He is acting in his capacity as Managing Director of the institution he represents by virtue of a power of attorney granted in his favor in Issy Les Molineaux (Hauts de Siene) 1/3 Rue de Passeur de Bologne on July 20, 2007 through the intervention of the Paris Notary Public Mr. François Thessiex, which was registered in the Madrid Companies Register in Volume 14,763, Folio 207 of the 8th Section, Sheet Number M-245190, Entry 13.
     BANCANTABRIA INVERSIONES, S.A., E.F.C. with registered address in Santander at Calle Castelar, 21 – 1º and tax identification number A-78654886, duly represented by Ms. ANA CHILLON SANCHEZ of legal age, married, [* * *] and holder of National Identify Card number [* * *] and Ms. SILVIA ORTIZ DE VILLEJOS MORENO, of legal age, married, domiciled for the purposes of this agreement in [* * *] and holder of National Identify Card number [* * *]. Both are acting by virtue of the power of attorney granted in their favor by before the Santander Notary Public Mr. Javier Asín Zurita on July 11, 2002 with the number 1,717 of his protocol files, which was registered as Entry 27 of Company Sheet number S-4204 of the Santander Companies Register.
     Each of the aforementioned institutions shall hereinafter be individually referred to as “Lessor” and jointly as the “Lessors.”
     AND:

     TELVENT HOUSING, S.A., with registered address at Calle Valgrande, 6–280108 Alcobendas, Madrid and Tax Identification Number A-82/232,448, registered at the Madrid Province Companies Register in Volume 13,891, Folio 81, Section 8, Sheet Number 227,370, Entry 1 and duly represented by Mr. JOSÉ IGNACIO DEL BARRIO GÓMEZ, of legal age, a Spanish citizen, domiciled for the purposes of this agreement in [* * *] and holder of National Identity Card Number [* * *] as well as by Ms. ANA MARÍA PLAZA ARREGUI of legal age, a Spanish citizen, domiciled for the purposes of this agreement in [* * *] and holder of National Identity Card Number [* * *]. Pursuant to the certification of the relevant resolution taken by the Company’s Board of Directors issued by Ms. Lidia García Paéz, Secretary of the Company’s Board of Directors, which was made public by means of a public instrument granted before the Madrid Notary Public Mr. Ignacio Paz-Ares Rodríguez on October 9, 2007 with the number 2,710 of his protocol files, both are acting by virtue of the special power of attorney granted specifically for this act. This company shall hereinafter be referred to as “Lessee.”
     AND, in its capacity as Guarantor:
     TELVENT GIT, S.A., with registered address at Calle Valgrande, 6–28010 Alcobendas, Madrid and Tax Identification Number A-82/631,623, registered in the Madrid Province Companies Register in Volume 15,370, Book 0, Folio 164, Section 8, Sheet M-257,879 and duly represented by Mr. JOSÉ IGNACIO BARRIO GÓMEZ, of legal age, a Spanish citizen, domiciled for the purposes of this agreement in [* * *] and holder of National Identity Card Number [* * *] as well as by Ms. ANA MARÍA PLAZA ARREGUI of legal age, a Spanish citizen, domiciled for the purposes of this agreement in [* * *] and holder of National Identity Card Number [* * *] pursuant to a public instrument granted on February 20, 2007 before the Madrid Notary Public Mr. Ignacio Paz-Ares Rodríguez with the number 461 of his protocol files and registered in the Madrid Companies Register in Volume 19,814, Folio 186, Section 8, Sheet M-257,879, Entry 61. This company shall hereinafter be referred to as “Guarantor.”
     The parties mutually recognize they have the sufficient legal capacity to enter into this Financial Leasing Agreement in accordance with the following general and specific terms and conditions, which were known beforehand by the parties.
     NOW, THEREFORE, the parties hereby enter into this Machinery Financial Leasing Agreement in accordance with the following:
SPECIFIC TERMS AND CONDITIONS
1. PURPOSE
     1.1. ING Lease (España), E.F.C., S.A, CREDIT AGRICOLE LEASING SUCURSAL EN ESPAÑA, and BANCANTABRIA INVERSIONES, S.A., E.F.C. are institutions that have the possibility of entering into financial leasing operations concerning moveable and real property included in their corporate purpose. For the purposes of this Agreement, the aforementioned institutions have created a financial syndicate that will jointly act as the Lessor in this Agreement. Nevertheless, they are each acting jointly for all contractual and legal purposes in the following proportion:

ING Lease (España), E.F.C., S.A.	63.4683%
Credit Agricole Leasing Sucursal en España	26.9733%
and Bancantabria Inversiones, S.A., E.F.C.	9.5584%

Likewise and for the purposes set forth in Clause 11 of the Specific Terms and Conditions, the Lessors have agreed to appoint the institution ING LEASE ESPAÑA E.F.C., S.A. (“Agent”) as the agent of the syndicate for purposes of this agreement.
     Concerning the General Terms and Conditions attached hereto, the parties hereby expressly state that any reference made in the singular to ING LEASE ESPAÑA E.F.C., S.A. and/or Lessor shall be construed to mean each of the Lessors in the proportion held by each of them as set forth in the foregoing paragraphs.
     1.2. Lessee hereby leases from the Lessors in their respective proportions the goods owned by the latter, which are described and detailed in the list the parties have attached hereto as Annex Number 2, which comprises an inseparable part of this Agreement.
2. OWNERSHIP OF THE GOODS
     By virtue of title of purchase, Lessors are the rightful owners of the goods that comprise this Agreement in the aforementioned percentages for each of them and hold full ownership over such goods in said proportion as long as ownership thereof is not conveyed to Lessee through exercising the purchase option granted to it herein. By virtue of this Agreement, Lessors shall grant to Lessee the peaceful enjoyment of such goods along with the right to use them in keeping with the manufacturers’ specifications and conditions of use and maintenance, as well as in keeping with the terms and conditions laid down herein.
     The aforementioned goods have been sold to Lessors by Lessee in accordance with a purchase and sale agreement previously entered into with the aforementioned institutions on today’s date.
     Lessee does hereby state that it is in possession of the goods in perfect state and to its full satisfaction, as it knows them and has likewise held ownership over them until today’s date.
3. LOCATION OF THE GOODS
     The leased goods which are the purpose of this Agreement are installed in the offices where Lessee performs its activities in Madrid (Calle Isabel Colbrand in the city of Madrid and Calle Valgrande, 6 in Alcobendas), Barcelona (Calle Aceros) and Seville (Somosierra Building), as is indicated in the list and details attached hereto as Annex Number 2.
     Lessee shall have to give the Lessors prior written notice of any change of address of the leased goods.
4. TERM OF THE AGREEMENT
     This Agreement shall have a term spanning from today’s date to October 11, 2011, the date on which it is set forth that the purchase option granted to Lessee in Clause 8 of the Specific Terms and Conditions may be exercised. The aforementioned term shall be considered fixed and irrevocable without prejudice to early termination resulting from any of the causes set forth herein.

5. COST
     The contractual leasing price, excluding the residual value or purchase price to exercise the purchase option, shall amount to € 30,116,945.32 plus the relevant Value Added Tax.
     By virtue of this Agreement, Lessee shall be obliged to pay the Lessors the following initial amounts as financial leasing:

Number of Installments	Amount
47 Installments	€491,213.35
1 Installment	€7,029,918.00
Residual Value	€1.00
     The Residual Value may only be demanded should Lessee choose to exercise the purchase option pursuant to Clause 8 of the Specific Terms and Conditions and Clause 9 of the General Terms and Conditions.
     The Value Added Tax (or any equivalent tax that may be applicable) shall be applied to the resulting installments in keeping with the prevailing rates on that date.
     An initial repayment schedule is attached hereto as Annex Number 1, including among other items: (a) the installment number, (b) the date the installment is due, (c) the part of each installment corresponding to the Lessors recovering the goods’ cost, excluding the value of the purchase option, (d) the installment’s amount without the Value Added Tax, (e) the Value Added Tax, (f) the installment’s total amount with Value Added Tax included, (g) the outstanding principal once the installment is paid and (h) the interest rate applied.
     The aforementioned installments amounts shall be fixed and invariable up to the agreement’s finalization and equivalent to the amounts set forth for them in the aforementioned Annex Number 1.
6. MEANS OF PAYMENT
     Lessee shall pay for the installments and other related amounts set forth in Clause 5 by means of a standing order set up at the Banco Santander account set forth below to cover the bills submitted by the Lessors: [***]
     Notwithstanding the unique nature of each installment and for the sole purpose of the Lessors charging the installment payments, the payment for each of the lease installments agreed upon shall be documented by three receipts (one for each Lessor in the proportion held by each of them). For the aforementioned purposes, each Lessor shall consequently issue bills corresponding to the proportion it holds which, once they have been paid, shall constitute a document to justify payment for the installments.
     For these purposes, the parties hereby expressly agreed that given the unique nature mentioned above, each of the installment payments agreed upon shall not be construed to have been fully paid until all the receipts documenting the payment for each of the installments have been fully paid. Consequently, the relevant installment payment shall not be construed to have been fully paid up should any of the bills remain unpaid.
7. TAX SCHEME
     For the sole purpose of Value Added Tax, this Agreement is construed in this act to be a provision of services. Lessee is therefore obliged to pay the Lessors any tax that may be legally applied for such an item in the way and at the rate laid down by the law the moment it is due.
8. PURCHASE OPTION
     The Lessors shall grant Lessee, which hereby accepts, a purchase option right over all the goods that are the purpose of this Agreement pursuant to the provisions set forth in Clause 9 of the General Terms and Conditions. Once all the amounts set forth herein have been paid on their corresponding due dates, Lessee may exercise this purchase option upon termination by paying an overall Residual Value of € 1.00 plus any taxes that may apply.
     Should Lessee wish to exercise the purchase option granted to it and without it constituting any kind of obligation in this regard, each Lessor shall submit a bill for payment due on October 11, 2011 for the amount of the proportion each of them holds in the aforementioned Residual Value plus any taxes that may apply. Such bills shall be construed to be cancelled and without any effect whatsoever should Lessee not choose to exercise the purchase option, for which it will have to give each Lessor irrefutable 30 days’ notice thereof before the said date. Lessee shall have to pay the three receipts that will document its payment, so that the full amount of the Residual Value may be construed as having been fully paid and the purchase option as having been exercised by Lessee.
     Given the common use and destination given to the goods that are the purpose of this Agreement, the parties hereby agree that Lessee may solely exercise the purchase option granted to it herein simultaneously and jointly over all the leased goods, without it being entitled to exercise a purchase option over some the leased goods whilst waiving the purchase option over others, and vice-versa.
     Payment for the Residual Value shall not necessarily entail having paid all the installments. Should Lessee pay for the Residual Value without having previously paid each and every one of the installments set forth herein along with their corresponding costs and taxes, it shall be construed that the payment has been made to offset any outstanding debts and without the Lessee therefore being able to exercise the purchase option set forth in this Clause 8.
     Should Lessee acquire the goods that are the purpose of this Agreement by exercising the purchase option granted to it herein, it now accepts the state in which the goods may be due to having taken on all responsibility as regards their maintenance and upkeep.
     Should Lessee choose not to exercise the purchase option granted to it herein by the Lessors, the former shall proceed to return the goods to the place indicated by the Lessors in a good state of upkeep and without any more wear and tear that would be in keeping with their use due to the expiry of the Agreement’s term. Any costs arising from returning, delivering, transporting, disassembling, etc. the goods shall be incurred by Lessee, except those which the parties may mutually agree upon through entering into a new leasing agreement for the same goods and under the terms and conditions they may deem suitable.

9. GOVERNING LAW
     For matters concerning the validity, interpretation and fulfillment of this Agreement, the parties hereby waive any jurisdictional privileges they may enjoy and submit themselves to the Courts of the City of Madrid, unless the Law obliges them to submit to a specific jurisdiction due to the action being brought, in which case the latter shall apply.
10. GUARANTY
     In general terms and without any kind of constraints whatsoever, TELVENT GIT, S.A. shall jointly and severally guaranty without any limitations Lessee’s fulfillment of all the obligations it has undertaken before the Lessors as a result of this Agreement, expressly waiving the rights of prior excussion, order and division pursuant to Articles 439 of the Code of Commerce (Código de Comercio) concerning commercial guarantees and Articles 1,144, 1,822 and other concordant Articles of the Civil Code (Código Civil) whilst the obligation is not fully cancelled.
     For the purposes of this Guarantee Clause’s effectiveness, the Guarantor shall pay the Lessors upon their first request the amount that may at any time be owed to them as a result of Lessee’s breach of the stipulations contained herein.
     This guaranty shall subsist whilst the Lessors have not received the full amounts owed to them by virtue of this Agreement whether or not the Lessors have required fulfillment of the obligations when they are due during the term of the Agreement, during its renewals, or during its express or implicit extensions, and even without the Guarantor’s knowledge thereof and irrespective of whether such extensions are granted subsequent to the obligation becoming due or to a possible requirement for payment being made to Lessee. Under no circumstances shall this guaranty be changed, canceled or replaced as a consequence of any agreements any of the parties may reach within the framework of bankruptcy proceedings and Guarantor’s obligation shall remain unchanged under the terms and conditions agreed upon, as if such actions had not come about.
11. AGENT
     11.1. The Agent shall have the functions that arise from this Agreement and from business practices and shall accept such an appointment without losing any of the rights to which it may be entitled as a Lessor.
     11.2. Without any loss whatsoever to the joint nature of the Lessors in this operation, it is hereby stipulated that the Agent, in addition to acting on its own behalf, shall irrevocably act as the Lessors’ special agent as regards the performance and fulfillment of this Agreement. It shall therefore be construed that any notice given by or served to the Agent shall have the same effect as if had been given by or served to the Lessors.
     11.3. The powers of representation that Lessors grant to the Agent shall be construed to be limited to any actions and measures specifically set forth herein that are necessary for the Agreement’s performance and effectiveness.
     11.4. In accordance with these principles, these shall include but not be limited to the following:

     (a) The Agent shall not be held liable before the Lessors for the entering into, validity or enforceability of this Agreement or of any other complementary document, for the veracity or certainty of any statements contained therein or of any notices it may be served, or for the feasibility of charging for the leasing.
     (b) The Agent shall not be have the obligation of checking the veracity or fulfillment of the undertakings taken on by the Lessee nor shall it be obliged to look into the existence of any possible causes of breach by the Lessee or of its loss of solvency.
     (c) In the event of an emergency, the Agent shall be empowered to perform as many actions as it may prudently deem to be reasonably necessary in order to successfully perform the mandate it has been entrusted with in accordance with banking practices. In such an event, the Agent shall give notice to the Lessors within the next working day of any actions thus performed and of the facts that have led to such actions.
     11.5. The Agent’s employees and representatives, whatever their category or condition may be, shall not be held personally liable before the Lessors as a consequence of their professional actions, except in the event of serious and inexcusable wrongdoing or error.
     11.6. The Lessors hereby agree to immediately reimburse the Agent, on a pro rata basis according to their share of the lease, any amounts that should have been incurred by the Lessee and have not been voluntarily reimbursed by it and that represent payments made by the Agent for any item in the common interest of the Lessors by virtue of this Agreement and independently of whether the result of the actions or measures that led to such a payment are favorable or unfavorable. The foregoing shall be independent of whether such amounts can be claimed by the Agent from the Lessee.
     Lessors hereby undertake to reimburse the Agent in proportion to the share they hold in this operation for any extraordinary expenses incurred by the Agent that are justified by documents when exercising its functions, as long as such expenses have not been paid by Lessee.
     11.7. The Agent, in its capacity as a Lessor, shall have the same rights and powers as any of the Lessors by virtue of its share in the lease.
     11.8. The Agent may at any time relinquish it position as such. In order to do so, it shall give notice thereof to both the Lessors and the Lessee. The former shall then appoint a new Agent from among themselves by a majority resolution.
     Should the Lessors not have appointed a new agent within sixty (60) calendar days following such notice or should the new agent thus appointed or the Lessee not have accepted such an appointment, the former Agent shall be entitled to appoint the new agent from among the Lessors and shall have to count on the Lessee’s acceptance thereof.
     In any event, during the interval of time that may exist between the Agent relinquishing the post and the appointment of its successor and acting as such, the former Agent shall continuing exercising the functions it has been vested with by virtue of this Agreement. The relinquishment by the former Agent and the appointment of the new agent shall take effect from the date of the new agent’s acceptance thereof.
     The new agent shall be vested with the same powers, privileges and duties as the former agent pursuant to the Terms and conditions set forth herein. The former Agent shall be freed from its duties and obligations and it shall be entitled to any amounts it may have received in its capacity as such up to the date of the effective cessation of its functions as an agent.

     Under no circumstances shall the relinquishment by the former Agent or the appointment of a new agent, which should be set forth in documents, entail the Lessee taking on new obligations that are not those expressly undertaken by virtue of this Agreement.
     11.9. Should any agent merge with or be taken over by another credit institution, the new institution resulting from the merger or takeover shall replace it.
     Should any agent be split up, such agent itself shall choose one of the institutions resulting from the split as the new agent with the approval of the Lessee and, if necessary, the majority of the Lessors. Should the Lessors not have chosen one of the institutions resulting from the split within a period of thirty-calendar-days from the split, the Lessee may do so.
12. COMMISSIONS
     The parties have agreed upon the payment by Lessee of an opening commission charge amounting to € 65,387.04, which shall be paid to the Lessors in accordance with their respective shares as set forth below:

ING Lease (España), E.F.C., S.A. (63.4683%)	€41,500.04
Credit Agricole Leasing Sucursal en España (26.9733%)	€17,637.04
and Bancantabria Inversiones, S.A., E.F.C. (9.5584%)	€6,249.96
     Likewise, the payment by the Lessee of an agency commission charge to ING LEASE ESPAÑA E.F.C., S.A. has been agreed upon in accordance with the amount laid down in a letter signed by both the aforementioned institution and Lessee on this same date.
13. ADDITIONAL CLAUSE
     13.1. For the purposes of the stipulations set forth in Clause 3, section B of the General Terms and Conditions attached hereto, the parties hereby agree to leave paragraph (b) of Clause 3, section B of the General Terms and Conditions without effect, in so far as the Lessee was already in possession of the goods that are the purpose of this Agreement, albeit as their owner.
     13.2. For the purposes of the stipulations set forth in Clause 3, section B, paragraph (d) of the General Terms and Conditions attached hereto, the parties hereby agree to modify said paragraph’s wording, as described hereunder: “... Unless it receives written consent from Lessor, Lessee may not alter or replace the elements or parts comprising the goods except when it does so by using other identical parts of the same brand from the same manufacturer...” has been amended as follows: “...Unless it receives written consent from Lessor (which may not be refused unless it is due to a cause justified by damages to its interests), Lessee may not alter or replace the elements or parts comprising the goods except when it does so by using other identical parts of the same brand from the same manufacturer...”
     The rest of the section remains unchanged.
     13.3. For the purposes of the stipulations set forth in Clause 3, section B, paragraph (g) of the General Terms and Conditions attached hereto, the parties hereby agree to modify said paragraph’s wording, as described hereunder: “...To grant the Lessor’s representatives access to the place where the leased goods are kept at any time in order to check their state of use and upkeep...” has been amended as follows: “...To grant the Lessor’s representatives access to the place where the leased goods are kept at any time in order to check their state of use and upkeep, as long as reasonable prior notice thereof has been given and on the basis that such access is made under conditions that will not hinder the normal performance of Lessee’s business activities...”

     13.4. For the purposes of the stipulations set forth in Clause 17 of the General Terms and Conditions attached hereto, the parties hereby set forth that an express authorization to the Lessee is given by the Lessors to sublease the goods that are the purpose of the agreement to companies belonging the same business group as the Lessee. In any event, Lessee shall remain being held primarily and solely liable before the Lessors for each of the obligations arising from this Agreement, particularly concerning the maintenance, repair and replacement, if necessary, of the equipment. Lessee shall have to give the Lessors notice of such subleasing. The assignment of Lessee’s contractual position, as well as any other kind of assignment, shall require the Lessors’ prior consent.
     13.5. For the purposes of the stipulations set forth in Clause 3, section B, paragraph (f) of the General Terms and Conditions attached hereto, Lessee hereby states that the company ABENGOA, S.A. has taken out a Multi-Risk Insurance Policy from the Company ACE EUROPE (policy number 0807.100.095) that covers up to the maximum amount appearing on the aforementioned policy, which the parties construe has having been reproduced herein for all intents and purposes all the assets contained in the group’s facilities and hence includes any risks affecting the equipment which is the purpose of this Agreement. The Lessee hereby undertakes to furnish both a copy of the aforementioned policy as well as any documents that may be required to prove said policy remains in effect (or any other that may replace it) at any time upon the Lessors’ request during the time this Agreement is in effect.
     Likewise, the Lessee undertakes to cover any kind of liability whatsoever, be it for its own damages or those of third parties, be they of an economic nature or not, be they ordinary or extraordinary that could either (a) affect, suppress or diminish the coverage of the insurance policies taken out or (b) arise from the possible exclusion of the goods from said policy at any time during the period this Agreement is in effect, thereby holding the Lessors totally harmless from any prejudice or damages.
     The parties hereby state that, by the sole means of the signature placed upon this sheet, they grant their agreement to and approval of all the contents and language of the Agreement and Annexes just as they are worded and all the reasons for which they are taking part in its execution through a single copy and to a single effect.

     IN WITNESS WHEREOF, the parties have hereunto set their hands in the place and on the date first mentioned above.

LESSORS

ING LEASE ( ESPAÑA) E.F.C., S.A.

/s/ Cristina Dolores Nicolau Plewka

By:	Cristina Dolores Nicolau Plewka
Its:	Legal representative

/s/ José Antonio Lozano Mellado

By:	José Antonio Lozano Mellado
Its:	Legal representative

CREDIT AGRICOLE LEASING SUCURSAL EN ESPAÑA

/s/ Laurent Lucien Jean Garafinni

By:	Laurent Lucien Jean Garafinni
Its:	Managing Director

BANCANTABRIA INVERSIONES, S.A. E.F.C.

/s/ Ana Chillón Sánchez

By:	Ana Chillón Sánchez
Its:	Legal Representative

/s/ Silvia Ortiz de Villejos Moreno

By:	Silvia Ortiz de Villejos Moreno
Its:	Legal Representative

LESSEE

TELVENT HOUSING, S.A.

/s/ José Ignacio del Barrio Gómez

By:	José Ignacio del Barrio Gómez
Its:	Legal Representative

/s/ Ana María Plaza Arregui

By:	Ana María Plaza Arregui
Its:	Legal representative

GUARANTOR

TELVENT GIT, S.A.

/s/ José Ignacio del Barrio Gómez

By:	José Ignacio del Barrio Gómez
Its:	Legal Representative

/s/ Ana María Plaza Arregui

By:	Ana María Plaza Arregui
Its:	Legal representative

     Annex I and II are not being filed with this Agreement. Pursuant to Item 601(b)(2) of Regulation S-K, such annexes are immaterial to an investment decision. A copy of these omitted annexes will be furnished by Telvent GIT, S.A. to the Commission upon the request of the Commission.

ING Lease (España), E.F.C., S.A.
GENERAL TERMS AND CONDITIONS
1.	NATURE AND PURPOSE OF THIS AGREEMENT
The parties hereby accept the stipulations set forth herein within the framework laid down by the Seventh Additional Provision of Law 26/1988 of July 29 (Disposición Adicional Séptima de la Ley 26/1988 de 29 de Julio) and by Article 115 of the Revised Text of the Corporation Tax Law (Texto Refundido de la Ley del Impuesto sobre Sociedades) approved by Royal Legislative Decree 4/2004 of March 5, 2004. This Financial Leasing Agreement shall therefore be governed by the Commercial Code and its purpose shall be to cede the use of the leased goods set forth in this Agreement’s Specific Terms and Conditions in exchange for consideration consisting of the periodic payment of the installments set forth therein, including a purchase option in favor of the Lessee upon termination.
2.	CHARACTERISTICS AND TERM
ING Lease (España), E.F.C, S.A., hereinafter referred to as the “Lessor” and registered with the number 4709 in the Bank of Spain’s Register of Credit Institutions, shall grant the Lessee the enjoyment and use of the goods set forth in this Agreement’s Specific Terms and Conditions for the term agreed upon therein and through the payment of installments set forth in Annex 1 attached hereto.
The Lessor is the legal owner of such goods and holds full ownership over them through title of purchase until such time as the ownership of the leased goods is conveyed to the Lessee through the exercise of its granted purchase option.
The leased goods have been acquired by the Lessor in accordance with the specific instructions it has received from the Lessee, which has chosen both the supplier of such goods as well as the goods that are the purpose of this agreement, with the sole purpose of proceeding to lease them. The Lessee hereby states that it gives its full acceptance of the goods that have been delivered to it.
Consequently, the Lessee shall hold the Lessor harmless from any liability that may arise as a result of the lack of objective or subjective fitness of purpose, malfunctioning, breakdown or any other circumstance or condition that may be stated about the goods acquired by the Lessor, which have hereby been ceded on a financial lease. Hence, the Lessee shall waive any such claims against the Lessor and shall, in any event, undertake to pay the Agreement’s installments. For its part, the Lessor, as the goods’ purchaser, subrogates to the Lessee all of its rights and actions corresponding to the supplier of the goods, including any actions to cancel and rescind the purchase and sale on the grounds of the goods being defective.
It is hereby agreed that this Agreement shall have a term equivalent to the period between the date it is entered into and the date set forth to exercise the purchase

ING Lease (España), E.F.C., S.A.
option. Said term shall be construed as fixed and irrevocable, without prejudice to the stipulations set forth in Clause 8, paragraph (b) of these General Terms and Conditions.
3.	LESSOR’S AND LESSEE’S SPECIAL OBLIGATIONS
A) LESSOR’S OBLIGATIONS
The Lessee hereby recognizes Lessor’s performance of this Agreement has been consummated by the Lessor granting the use and enjoyment of the goods to the Lessee in accordance with the Lessee’s instructions, except for the provisions set forth in Clause 6 of these General Terms and Conditions.
Having acquired and ceded the use and enjoyment of the goods to the Lessee, the Lessor shall be free from any obligations during the course of the legal relationship arising from this Agreement, apart from:
a)	Ensuring the Lessee’s quiet, peaceful and uninterrupted possession of the goods that are the purpose of this Agreement, in so far as it depends on the Lessor. Any other disturbances caused by a third party shall be defended by the Lessee either in its capacity as the Lessee and keeper of the goods or in its capacity as the assignee of the rights and actions corresponding to the goods’ purchaser pursuant to the provisions set forth in the penultimate paragraph of Clause 2 contained in these General Terms and Conditions.

b)	Conveying ownership of the goods to the Lessee should it exercise the purchase option pursuant to this Agreement.
B) LESSEE’S OBLIGATIONS
a)	The Lessee shall incur all the costs of delivering, installing, assembling and starting up the leased goods, as well as any other costs that may be necessary to ensure they function properly.

b)	Upon receiving the leased goods, the Lessee shall be obliged to check their identity, specifications, characteristics, that they goods are free from any damages and irregularities, and that the goods function perfectly. The Lessee shall give the Lessor notice of any such incident within twenty-four hours of the leased goods’ delivery.

c)	During the period in which this Agreement is in effect, the Lessee shall be obliged to safeguard, maintain and keep the goods that are the purpose of the Agreement in perfect working order and at the place specified in the Agreement’s Specific Terms and Conditions. To such a purpose, the Lessee shall diligently adopt as many measures as may be necessary to keep the leased goods functioning properly at all times during the period this Agreement is in effect and in keeping with any legislation that may apply at any time.

ING Lease (España), E.F.C., S.A.
Should the use of the goods that are the purpose of this Agreement or the activity to which they are destined require specific licenses, permits, or legal or administrative authorizations, including any concerning environmental laws that may apply, the Lessee shall be obliged to comply with and observe them. Consequently, the Lessee shall, as of this moment, undertake to keep the Lessor harmless from any damages that could arise from breaching the stipulations contained herein.

d)	Unless it receives written consent from Lessor, the Lessee may not alter or replace the elements or parts comprising the goods except when it does so by using other identical parts of the same manufacturing brand. The Lessee may not transfer the goods to another address without receiving express written authorization from the Lessor. Any disassembly or installation costs shall be incurred by the Lessee.

Any accessory elements incorporated in any way whatsoever to the goods that are the purpose of this Agreement during the time it is in effect shall automatically belong to the Lessor without it entitling the Lessee to seek any kind of economic compensation from the latter.

e)	The Lessee shall be obliged to deploy the goods that are the purpose of this Agreement to business or professional purposes and to ensure they are only used by the Lessee itself or anyone that may be expressly authorized by it within the company. The Lessee shall always be held directly liable by the Lessor for any wrongful use that may be made of the leased goods, which shall be construed as any use not in keeping with their nature or purpose.

f)	Unless otherwise set forth in the Specific Terms and Conditions, the Lessee shall, from the moment this Agreement is entered into, undertake:
* To take out insurance policies from a renowned company for the goods that are the purpose of this Agreement that may be necessary to insure them against any risks their maintenance and conservation may incur, including accidental cases and force majeur, as well as to cover any third party liabilities that may arise from keeping and using the leased goods. For such purposes, the insurance amount shall at least cover the acquisition value of the goods that are the purpose of this agreement, including an automatic review clause of the insured amount, so that the insurance remains in keeping with the goods’ real value or, failing that, coverage that insures at least the goods’ real value at all times.
* To designate the Lessor as the insurance policies’ beneficiary.

Notwithstanding the foregoing, the Lessee shall be held liable by the Lessor for any liabilities that may arise from damages suffered by persons or property resulting from the use of the leased goods, from any risks of damages to or the total or partial writing off of the leased goods whatever the cause may be, including accidental cases and force majeur and independently of whether or not they are covered by the insurance the Lessee is obliged to take out, as well as

ING Lease (España), E.F.C., S.A.
from theft, fire, flooding, robbery, pillage or the goods’ deterioration or loss due to any other reason.

Should the leased goods be totally written off, the Lessor shall receive reasonable compensation and the Lessee shall, if necessary, be obliged to pay any amount not met by the compensation paid out from the insurance company up to the total amount of the operation’s outstanding capital. If, on the contrary, the compensation should exceed the amount of outstanding capital, the excess shall be handed over by the Lessor to the Lessee.

In the event of a partial write-off, the leasing Agreement shall be terminated should the leased goods turn out to be useless for the intended purpose from the moment the Lessor receives compensation or, should it be the case, the aforementioned difference.
* A clause shall be included in the insurance policy by means of which the insurance company agrees to not cancel the insurance policy without giving the Lessee at least 30-day’s prior notice of its intention to cancel the policy.
* To insure all staff that perform any work with the leased goods.

* To comply with all legal provisions concerning the hiring of staff and the occupational health and safety of any staff members that use or handle the leased goods. The Lessee shall hold the Lessor harmless from any liabilities that it may be required to respond to as the main or secondary party, and it shall reimburse any amounts the Lessor may be required to pay for such a reason.

* To give the Lessor notice of any losses the leased goods may suffer within twenty-four hours. The Lessee shall be held liable for any damages that may arise for the Lessor as a result of breaching this obligation.

* To justify the fulfillment the aforementioned obligation of insuring the leased goods by sending the Lessor a copy of the Policy entered into (or any that may subsequently amend or replace it), along with its renewals and the receipts justifying payment for the relevant premiums. In order to effectively fulfill this obligation, the Lessee hereby authorizes the Lessor so that it may request and obtain as of this moment sufficient justification from the insurance company that the policy’s premium payments are up to date and, should they not be so, to oblige the Lessee to reimburse it for their amount plus any late payment interests that may accrue pursuant to the interest rate agreed upon herein.

g)	To grant Lessor’s representatives access to the place where the leased goods are kept at any time in order to check their state of use and upkeep.

h)	To state to whomever it may concern that the leased goods are owned by the Lessor, as well as performing as many actions as may be appropriate to defend the Lessor’s ownership thereof and to prevent it from suffering a loss of assets. The Lessee shall be obliged to give the Lessor notice of any disturbance that could affect the Lessor’s full ownership within not more than twenty-four hours.

ING Lease (España), E.F.C., S.A.
i)	Not to take out any credits, loans or obligations of any kind whatsoever giving the leased goods as a guaranty, as well as not to include the goods that are the purpose of this Agreement as its assets should it be declared bankrupt.

j)	To expressly state in the document constituting any kind of encumbrance it may agree upon over the building, premises or property where the leased goods are installed the fact that the aforementioned goods do not belong to the Lessee but to the Lessor. Hence, such goods may not in any way whatsoever be included in the guaranty that may be thus constituted. Notwithstanding the above, the Lessee shall give the Lessor written notice of the constitution of any such guaranty within ten days of constituting it.

k)	To hold the Lessor harmless from any kind of obligation and liability that may arise from the application or breach of any kind of environmental regulations, as well as from any legal, administrative or court provisions or orders that may develop and/or enforce them. By virtue of the foregoing, the Lessee shall reimburse the Lessor or any of its subsidiaries, managers, directors or employees as soon as it may be required to do so for any costs, losses, damages, prejudices or third-party, criminal or administrative liabilities (including but not limited to material and personal damages and their consequences arising from polluting the air, the ground, the upper levels of the aquifer, land routes or watercourses, including underground watercourses, in addition to all the costs of eliminating, mitigating, refurbishing and cleaning up such pollution) in which they may incur or which may be claimed by third parties
4.	DEFERRAL OF THE FIRST INSTALLMENT’S AMOUNT
In order to comply with the provisions set forth in Article 115 of the Revised Text of the Corporation Tax Law (Texto Refundido de la Ley del Impuesto sobre Sociedades), which lays down that the annual amounts for recovering the costs of assets that can be written off against tax should remain equal or increase throughout the contractual term, should the amount of the first lease installment agreed upon for the financial leasing price as set forth in this Agreement’s Specific Terms and Conditions be greater than the remaining ordinary installments, the amount of said initial installment shall be distributed among the installments to be paid so that, for the purposes of the Lessee filing it as an expense that can be written off against tax obligations, the part corresponding to recovering the goods’ cost remains constant or increases.

ING Lease (España), E.F.C., S.A.
5.	RECOGNITION OF DEBT
The Lessee hereby recognizes it owes the financial lease’s contractual price and does hereby undertake to pay the Lessor the contractual price jointly and severally, should it be comprised of more than one party. The total amount of the financial price, the components into which it is divided, its due dates and the means of payment are set forth in the Specific Terms and Conditions and in the Annexes attached hereto. The Guarantors, should there be any, likewise extend a joint and several guaranty to the Lessor waiving their rights of excussion, order and division.
Whenever the Lessee or any of the Guarantors make a payment after the date on which it was due, such payment shall first be applied to paying the commission charge for the return of the installment, secondly to cancelling any late payment interests that may be due and, when these have been covered, to paying the installment owed.
ING Lease (España), E.F.C., S.A. joining or voting in favor of a bankruptcy agreement (of the main debtor or, should it be the case, of any of its components, of any guarantor or of any persons that may have constituted guaranty rights in rem), whatever its contents may be and even should it involve arrangements with creditors up to the legal maximum, shall not in anyway whatsoever impede the unchanged persistence of its rights before those thus obliged or before any Guarantors not involved in bankruptcy proceedings, which shall expressly consent to such joining or favorable vote, and may not invoke either the agreement’s approval or its effects to the prejudice of ING Lease (España), E.F.C., S.A.
6.	BREACH OF THE LESSOR’S OBLIGATIONS
The parties hereby reiterate that the Lessor has fully performed its obligations set forth herein in this bilateral Agreement. Hence, it is legally impossible to foresee any kind of breach by the Lessor, as it has consummated the execution of the provisions it was obliged to perform except, as stipulated in Clause 3.1 of these General Terms and Conditions, ensuring the Lessee enjoys the quiet and peaceful possession of the leased goods and conveying ownership over them should the Lessee exercise its purchase option.
7.	LATE PAYMENT INTEREST. COMMISSION CHARGE FOR RETURN OF INSTALLMENTS
The non-payment of any of the contractual price’s installments and any other items that are to be incurred by the Lessee shall accrue interest in favor of the Lessor, which shall be calculated by using the nominal interest rate resulting from adding eight points to the officially-established interest rate laid down in the Law on the General Budget of the Nation (Ley de Presupuestos Generales del Estado) that may be in effect at any specific time.
Likewise, for any unpaid installments, the Lessee shall agree to pay as a commission charge for the installments’ return the amount set forth in the fee schedule attached

ING Lease (España), E.F.C., S.A.
hereto plus any taxes that may legally apply. The aforementioned commission charge may be required only once at the moment the installment is returned.
8.	BREACH OF THE LESSEE’S OBLIGATIONS. CONSEQUENCES OF BREACH
Should the Lessee fail to pay any of the Agreement’s installments or breach any of the obligations arising from this Agreement, it hereby authorizes the Lessor as of this moment to immediately take possession of the leased goods, so that it may remove them from the premises where they are to be found. The Lessee shall undertake to facilitate this task with as many means as may be necessary.
Should the Lessee put up resistance or should the leased goods not be found at the address set forth herein when an effort is made to remove the leased goods, the Lessor may seek the relevant civil and criminal liabilities, as the Lessee knows and understands that it may solely use and keep the leased goods while it is up-to-date with the payment of installments and fulfills the rest of its contractual and legal obligations.
Should the Lessee breach any of the obligations undertaken through this Agreement and particularly the obligation of paying the contractual price’s installments, the Lessor may choose among the following, without prejudice to using other ways of seeking redress:
a)	Considering this Financial Leasing Agreement as due:

In this way, the requirement for the amounts that should have been paid during the contractual term that has not yet elapsed shall be move forward without it entailing the termination of the financial lease, which shall terminate on the date set forth herein.

Should the Agreement be considered as being due early, the parties agree that the total amount due that may be demanded for all legal effects and in particular the purposes set forth in Article 572.2, 517.4, 517.5 and in the following and concordant Articles of the Civil Proceedings Law (Ley de Enjuiciamiento Civil) shall be the amount set forth in the certification issued by the Lessor. The aforementioned amount shall be calculated by adding up any unpaid outstanding amounts that are due to the installments that are not yet due, along with any late payment interests and commission charges for returns. The resulting amount due shall automatically accrue late payment interests at the rate agreed upon herein in Clause 7.

The moment the Lessor receives the total amount claimed, it shall return the leased goods should it have regained possession of them to the Lessee, which may then use them and keep them up to the completion of the contractual term agreed upon.

The Lessee may render the aforementioned early due date ineffective by paying up all the amounts owed, including the payment of any costs the Lessor may have

ING Lease (España), E.F.C., S.A.
incurred as a consequence of the breach, within three working days from receiving notice of payment.

The Lessor may likewise opt for the partial enforcement of this stipulation by agreeing as the total amount that may be demanded the amount resulting from adding up any unpaid installments, late payment interests and commission charges for returns.

b)	Declaring the Financial Leasing Agreement terminated:

In this case, the Lessee shall be required to return the leased goods to the Lessor within three working days following the date notice of requirement is served. Should the Lessee breach the obligation of returning the leased goods, it hereby authorizes the Lessor to directly proceed to the aforementioned goods’ removal as of today’s date for such an eventuality. In addition to the immediate handover of possession over the leased goods and the payment of any installments that may be due, along with their corresponding late payment interests, the Lessor may likewise require the Lessee to pay an amount equivalent to the installments it would have to pay until the effective handover of the leased goods as compensation for damages arising from the Agreement’s termination.
The Lessee may render the aforementioned early termination ineffective by paying up all the amounts owed, including the payment of any costs the Lessor may have incurred as a consequence of the breach, within three working days from receiving notice of requirement for payment. The Lessor may at any time and for any reason whatsoever choose to terminate the Agreement, even after having chosen to demand its fulfillment, on the understanding that it may not simultaneously exercise both actions nor request its termination once it has obtained its fulfillment.
The Lessee shall be obliged to pay any expenses, costs, fees, rights and taxes the Lessor may have had to pay for exercising the aforementioned rights and actions whether they have to do with the courts (even though the intervention of a lawyer and procurator may not be necessary) or for out-of-court proceedings.
The Lessor may likewise unilaterally terminate this Agreement under any of the following circumstances:
1) Should the Lessee or any of its components or guarantors, if there are any: (a) breach any of their obligations concerning financial reporting or fail to file their accounts at the Companies Register if they are required to do so; (b) breach any other obligation undertaken with “ING Lease (España), E.F.C., S.A.” that may be required; (c) not be up to date with their obligations with the Tax Authorities, the Social Security or their employees; (d) default on any other creditors; (e) have their goods attached, seized or liquidated; and (f) incur in any legal causes for winding up the company. 2) Should any of the guarantors be declared bankrupt, file for voluntary bankruptcy or should an application for their bankruptcy be given leave to proceed. 3) Should the leased goods be attached, seized, retained, impounded, expropriated or should any kind of precautionary measure concerning the leased goods be taken.

ING Lease (España), E.F.C., S.A.
9.	PURCHASE OPTION RIGHT
The Lessee is hereby granted a purchase option right over the leased goods, which may be exercised upon termination of the agreement after serving at least thirty days’ prior notice thereof and upon the prior performance of all its legal and contractual obligations by paying the residual value and any other amounts that may be due by virtue of this Agreement. The payment of the residual value’s amount does not necessarily entail that the Lessee has paid all the installments agreed upon. Should the Lessee not exercise the purchase option, it shall have to return the goods pursuant to the Specific Terms and Conditions of this Agreement.
Should there be various Lessees when the purchase option is exercised, any of them may exercise the purchase option for the benefit of all of them. It shall therefore be construed that all the Lessees have jointly acquired the leased goods on a pro indiviso basis, unless expressly set forth otherwise. Additionally, exercising the aforementioned purchase option shall be construed to refer to all of the leased goods.
Should the Lessee pay the amount corresponding to the residual value without having previously paid each and every installment agreed upon, it shall be construed that such a payment is made on account of the existing debt for the non-payment of installments and its amount shall be applied to paying off the oldest part of the debt. The payment of this residual value shall therefore not entitle the Lessee to exercise the purchase option governed by this Clause of the General Terms and Conditions.
10.	RETURNING POSSESSION
Should the natural term of this Agreement come about without the Lessee exercising the purchase option or without any of the causes for its termination having come about, the Lessee shall hand back to the Lessor possession of the leased goods in a good state of maintenance, apart from any wear and tear due to use or depreciation, at the place which the Lessor may designate. The Lessor shall have a period of thirty days counting from the goods’ reception to inspect their state and give the Lessee notice of their acceptance or of the need to effectuate any necessary repairs so that they may be properly started up and run. In addition to the Lessor exercising any other rights it may be entitled to, if the Lessee breaches any part of its obligation to hand back possession of the goods, the Lessee will also be obligated to compensate the Lessor for damages for each day of delay in the handover equivalent to double the amount of the last daily installment it would have had to pay.
11.	AMENDMENT OF THE AGREEMENT OR OF ITS GUARANTIES
Any modification to the Agreement requested by the Lessee and approved by the Lessor related to any change to the contracting parties and early payment of installments, modification of the due dates or of their amounts, payment method or any other that would entail amending the Agreement signed initially shall yield a fee in favor of the Lessor, as stipulated in the fee schedule attached hereto. To calculate said fee, the outstanding capital shall be as indicated in the Outstanding Capital column in Annex 1 on the line immediately prior to the one corresponding to the first

ING Lease (España), E.F.C., S.A.
installment affected by the modification and it will be charged as a lump sum when the amendment is made.
12. EARLY CANCELLATION
Except as indicated in Clause 8 of this Agreement’s General Terms and Conditions, early cancellation is not permitted, as the Agreement’s term was agreed upon as fixed and irrevocable. However, should the Lessee submit a justified request and the Lessor agrees to it, the Lessee shall be obliged to pay the Lessor, any cost, expense or finance charge that the Lessor may be required to pay as a result of said early cancellation, in particular any arising from changes to the interest rates (“break funding cost”), in addition to the early cancellation fee stipulated on the fee schedule attached to this Agreement.
13. TAXES
This Agreement is subject to Value Added Tax (V.A.T.) by virtue of Law 37/1992 of December 28 and Royal Decree 1624/1992 of December 29. The Lessor shall provide the Lessee, in the form and within the period of time established by Law, with the invoices or, as appropriate, similar or authorized documents, with the Value Added Tax applied.
Should the tax system (whether national, regional or local) be modified during the term of this Agreement, the amount resulting from said change shall be borne by the Lessee. In other words, the amount of the periodic installments to be paid and the amount of the residual value shall be decreased or increased, as appropriate.
14. FEES, EXPENSES AND VALUATION RULES
Any fees that may apply to this Leasing Agreement may be modified by the Lessor within the maximum limits authorized by the Bank of Spain at all times. A fee schedule is attached hereto on ordinary paper containing the maximum applicable fees and expenses.
The Lessee shall incur all expenses and taxes applicable to the execution of this Agreement, including all kinds of guaranties, possession of the leased goods, their use and the termination of the legal relationship entered into hereby, as well as the expenses, fees and costs that the Lessee may be forced to incur in defense of its rights and when exercising the actions arising from this Agreement, including any connected with recovering the goods, in addition to lawyers’ and attorneys’ fees, even when their intervention was not compulsory.
As regards the valuation rules, Bank of Spain circular no. 8/1990 (published in Official Spanish Gazette no. 226 on 9/20/90) shall apply.
15. BREAKDOWN OF INSTALLMENTS AND INTEREST RATES
The breakdown of the different items making up the leasing installments is attached hereto as Annex 1, which shall form integral part of this Agreement.

ING Lease (España), E.F.C., S.A.
The finance charge implicit in each leasing installment shall be calculated by dividing the nominal interest rate by the number of installments paid annually, multiplying the result, as a percentage, by the outstanding capital prior to payment of the installment in question, as detailed in Annex 1.
For information purposes, the system set forth in Bank of Spain circular no. 8/1990, dated September 7 (published in Official Spanish Gazette no. 226 on 9/20/1990) has been applied to calculate the Annual Percentage Rate (APR) or Annual Equivalent Rate (AER).
The Annual Percentage Rate in Annex 1 does not include the effects of any taxes that could favor the Lessee, nor notary public expenses, seals, registration or inscription expenses, nor any other that the Lessor may charge to the Lessee by virtue of the agreements contained herein, except for the study and information fee and the opening fee that figure in said Annex. The Annual Percentage Rate has been calculated on the supposition that the time between any two consecutive lease installments is equal to a payment period, likewise considering the funds necessary to acquire the goods that are the purpose of this Agreement were made available to the supplier on the date the Agreement is entered into.
16. FINANCIAL REPORTING
In compliance with the applicable regulations from the Bank of Spain, the Lessee agrees to furnish the Lessor with all documents and information necessary to determine their economic and financial situation on an annual basis and within the first six months following the close of the financial year (as well as when required to do so).
17. ASSIGNMENT
The Lessee is consents and authorizes as of today’s date that the Lessor may assign this Agreement in whole or in part to another/other credit institution(s) and shall to sign all public or private documents that may be necessary to document such an assignment. All the Lessor’s rights and obligations shall be subrogated to the assignee.
The Lessor shall duly give the Lessee notice of this Agreement’s assignment.
The Lessee may not sublease, assign, transfer nor in any way convey, subrogate or encumber in favor of third parties the rights and obligations corresponding to it by virtue of this Agreement without the Lessor’s prior express authorization in writing.
18. NOTICES
The addresses for the purposes of serving notices, requirements and summons shall be those indicated by each of the parties in the Specific Terms and Conditions of this Agreement. Notice of any changes of address shall be given to the other party.

ING Lease (España), E.F.C., S.A.
19. AMENDMENT OF AGREEMENT
Any amendments to this Agreement shall be made in writing and signed by the parties.
20. INVALIDITY, NULLITY AND PARTIAL INEFFECTIVENESS
Should any clause in this Agreement be declared to be partially or wholly null and void or ineffective, such nullity or ineffectiveness shall soley affect said provision or the part of the same that is null and void or ineffective, and all other parts of the Agreement shall remain in force, omitting said provision or the part of the same that is null and void or ineffective.
The foregoing shall not apply as regards the provisions which, if omitted, would lead to an imbalance between the parties’ reciprocal benefits or hinder any of the explicit and/or implicit commercial purposes of this Agreement. Should this be the case, the parties hereby agree to negotiate in good faith and reach an agreement on a new provision to replace it, whose effects should be as similar as possible to the ineffective provision, whenever feasible.
21. PERSONAL DATA PROCESSING
The contracting parties and the individuals signing on their behalf, when applicable, state that they have been duly informed, in general terms, of the principles and rights set forth in Organic Law 15/99 on Personal Data Protection (Ley Orgánica 15/99 sobre protección de datos de carácter personal), and, more specifically, those concerning the quality principles relating to the data, information, consent, privacy, notice and disclosure to third parties. They hereby give their full consent to having their personal data included in a file (electronic or otherwise) and their processing by the Lessor, who shall be held liable thereof and may use such file in any activities connected to its corporate purpose.
To such an end, the entering into of this Agreement entails the contracting parties giving their consent to the Lessor in order to:
Receive any communications, including any communications sent electronically or by any other equivalent electronic means of communication as set forth in Law 34/2002 of July 11 on The Information Society Services and e-Commerce (Ley 34/2002, de 11 de Julio de Servicios de la Sociedad de la Información y de Comercio Electrónico), that ING Lease (España), E.F.C., S.A. or any other company in the ING group may deem to be in their interest, as long as such communications are directly connected to the corporate purpose of said institutions as regards financial, para-financial or insurance products and services.
Disclose and report their data to any institution whose intervention is necessary or suitable to conduct operations connected with or required by the contractual relationships arising from this Agreement.

ING Lease (España), E.F.C., S.A.
Use the personal data provided to perform the corresponding credit risk assessments.
Run checks on the situation of their employment conditions or on their status in Public and Private Registers, including querying defaulter and credit backgrounds or risk registers that the holder may have with the Public Administrations and which are registered at the Bank of Spain’s Risk Information Center.
Notwithstanding the above, should the Lessor be required to give the contracting parties notice of an assignment, said notice shall be served by ordinary mail or mentioned in the correspondence or communications sent to them.
The Lessor may keep the aforementioned data until the actions arising from this Agreement have expired.
Such authorizations for the disclosure of data and communications may be withdrawn at any time by the respective data owners by giving “ING Lease (España), E.F.C., S.A.” notice thereof in writing, indicating whether the withdrawal is in full or in partial and stating, in the latter, the type of disclosure or communication that is being withdrawn.
Such withdrawals of consent may not take effect retroactively, nor affect data disclosures as required by the Law or those connected with the performance, fulfillment or management of a freely and legitimately accepted legal relationship, as long as said legal relationship exists and that neither the obligations nor the subsequent actions arising from it have expired.
The parties entering into this Agreement may at any time gain acess to the electronic file containing their personal data in order to exercise the rights of access, rectification, cancellation and opposition as regards their personal date by giving notice to “ING Lease (España), E.F.C., S.A.”, Avenida Diagonal, 605, 9a planta. 08028. Barcelona.
ING Lease (España), E.F.C., S.A. is obliged to inform the Bank of Spain’s Risk Information Center (CIRBE) of the data necessary to identify the persons with whom it maintains, either directly or indirectly, credit risks, as well as to identify the characteristics of the persons and the risks, especially those affecting the amount and recoverability. In the case of individual businessmen acting in the performance of their business activity, it shall state their condition as such. The contracting parties are likewise informed of the right that ING Lease (España), E.F.C., S.A. has to obtain any risk reports registered at the CIRBE. The holder of the risk declared to the CIRBE may exercise the rights of access, rectification and cancellation sending written notice to the Bank of Spain, C/ Alcalá 50. 28014. Madrid. Should the holder of the risk be a legal entity, it may also exercise the aforementioned rights by contacting the institution making the declaration.

ING Lease (España), E.F.C., S.A.
22. GOVERNING LAW
This Agreement shall be governed by Spanish legislation.
IN WITNESS WHEREOF, after having read the Specific and General Terms and Conditions of this document, the parties have hereunto set their hand.

ING Lease (España), E.F.C., S.A.
Entidad Nro. 4709
FEE SCHEDULE FOR MAXIMUM FEES
AND EXPENSES APPLICABLE TO CUSTOMERS
GENERAL CONDITIONS:
1) SCOPE OF APPLICATION
These fees apply generally to the transactions normally carried out by the Institution.
When an unpriced exceptional or one-off service is requested, the fees and conditions shall be expressly agreed upon. Pursuant to Bank of Spain Circular no. 8/1990, no fees or conditions that are more expensive or more unfavorable than those set forth in this fee schedule may be applied, nor any items not mentioned herein.
2) VALUATION RULES
The limits to valuations attached to this fee schedule are those set forth in Bank of Spain Circular no. 8/1990, and it shall govern all matters that may apply.
3) MAIL, TELEX AND TELEPHONE EXPENSES
Any mail, telex and telephone expenses shall be charged in accordance with the rates in effect at any time, which shall be made available to the customer.
4) OTHER EXPENSES
Expenses related to the Notary Publics, public instruments, registration documents, seals, bank charges applied and any other external item that may apply to the customer shall be paid up to the full amount indicated on the receipt.
5) MODIFICATION OR UPDATING OF FEES
Pursuant to Ministerial Order of December 12, 1989 and Bank of Spain Circular no. 8/1990, this fee schedule may be modified upon giving prior notice to the Bank of Spain.

ING Lease (España), E.F.C., S.A.
Entidad Nro. 4709
FEES APPLICABLE TO LEASING OPERATIONS:

		Calculation bas
	Commission	for applying the
	Fee	commission fee	Minimum
Specification	%	%	(Euros)	Observations
1. Execution of leasing operations

1.1 Opening	1.50	Capital financed	60.10	Charged just once when entering into the Agreement.

1.2 Study and information	1.00	Capital financed	60.10	Charged just once when entering into the Agreement.

2. Amendment of the Agreement or of its guaranties	1.00	Outstanding Capital de amortizar	45.08	This fee is charged just once when the amendment is made.

				An agreement or guaranty amendment shall be construed to be any variation to the same requested by the customer and approved by the Institution concerning changes to any of the contracting parties, amendments to the due dates or any other that entails changing the agreement initially entered into.

				This fee shall not be charged when the early cancellation fee applies.

3. Installment returns	4.75	Nominal amount of the installment	21.04	Charged just once when the installment is returned.

				The bank charges paid by the Lessor, corresponding to the unpaid installments, shall not be passed on to the Lessee.

4. Early cancellation	4.00	Outstanding Capital	150.25	Charged just once at the moment of cancellation.

ING Lease (España), E.F.C., S.A.
Entidad Nro. 4709
VALUATION RULES ACCORDING TO ANNEX IV
OF BANK OF SPAIN CIRCULAR 8/1990
LIMITS TO VALUATION OF CHARGES AND PAYMENTS IN ASSET AND LIABILITY ACCOUNTS,
CURRENT ACCOUNTS, CREDIT ACCOUNTS AND SAVINGS ACCOUNTS
DEBITS

VALUATION DATE FOR THE PURPOSE OF
TRANSACTION TYPE	ACCRUAL OF INTEREST
1. Checks.

1.1. Paid over the counter or by internal clearing at the drawee office.	The day of payment.

1.2. Firm payment through other offices or institutions.	Date of payment; the paying office shall indicate the date
of payment with its stamp for that purpose.
Should this requirement not be met, the debit will be made
at is value on the date it is charged to the account.

1.3. Accepted for collection by other offices or institutions.	The date it is debited to the drawee account.

2. Refunds and disposals.	The date of payment.

3. Transfer orders, delivery orders and similar.	The date of debit.

4. Returned bills.

4.1. Discounted bills.	The maturity date.

4.2. Returned checks.	The same valuation date given when credited to the account.

5. Periodic debit orders authorized in advance by the debtor.

5.1. Charged to the debtor.	Date of the debit.

5.2. Returned to issuer.	The valuation applied when credited.

6. Purchase of foreign currency.	The date the foreign currency is delivered.

7. Purchase of securities.	The date of acquisition on the securities market.

8. Standing orders.	Standing orders that are made at a deposit institution,
both in the bill itself and in the collection notice, shall
be debited to the drawee account with the value of the
maturity date, whether from the portfolio of the institution in which the debit is made or submitted by other
institutions through the clearing system or an inter-bank
account. (1)

9. Derived from credit cards and similar.	According to the subscription agreement.

10. Other transactions.	See note (a).

(1)	Provided that the bills are submitted for collection in the periods established in Law 19/1985, dated July 16, the Exchange and Check Act. Otherwise, the date on which the drawee account is debited.
NOTE:
In all other transactions not covered explicitly, the debits and credits shall be valued the day on which the entry is made, if no funds are transferred outside the institution. Otherwise, the credits shall be valued on the first working day following the entry date.

ING Lease (España), E.F.C., S.A.
Entidad Nro. 4709
VALUATION RULES ACCORDING TO ANNEX IV
OF BANK OF SPAIN CIRCULAR 8/1990
LIMITS TO VALUATION OF CHARGES AND PAYMENTS IN ASSET AND LIABILITY ACCOUNTS,
CURRENT ACCOUNTS, CREDIT ACCOUNTS AND SAVINGS ACCOUNTS
CREDITS

VALUATION DATE FOR THE PURPOSE OF
TRANSACTION TYPE	INTEREST ACCRUAL
1. Cash deposits.

1.1. Made before 11:00 am.	The date of deposit.

1.2. All others.	The next working day following the date of deposit.

2. Deposits by check, etc.

2.1. Charged to the same institution (any office).	The date of deposit.

2.2. Charged to other institutions (1).	Two working days after the date of deposit.

3. Bank transfers, delivery orders and similar.

3.1. Ordered in the same institution in Spain.	The day the orderer is debited.

3.2. Ordered in other institutions in Spain.	Two working days after the orderer is debited. (2).

4. Discounting bills.	Date on which the interest calculation begins (3).

5. Submission of periodic account debit orders authorized in advance by the debtor.	The day it is debited.

6. Sale of foreign currency.	The next working day after the foreign currency is transferred.

7. Sale of securities.	The next working day after sale on the securities market.

8. Payment of dividends, interest and mature bonds of deposited securities.	The day it is credited.

9. For credit card accounts, check guaranty accounts and similar.	The same day.

10. Other transactions.	See note (a).

(1)	Including the Bank of Spain.

(2)	In which case, this date must be indicated on the information concerning the transfer.

(3)	The bill due date is not included in the interest calculation.
NOTES:
In all other transactions not covered explicitly, the debits and credits shall be valued the day on which the entry is made, if no funds are transferred outside the institution. Otherwise, the credits shall be valued on the first working day following the entry date.
The consideration of Saturday as a working day or holiday depends on the type of transaction. If the formalization is delayed for reasons beyond the control of the institution (payments to the Tax Authority, securities market transactions, clearing house, etc.) it shall be considered a holiday. In all other cases, in which the transaction may be formalized that day, it shall be considered a working day.

ING Lease (España), E.F.C., S.A.
Entidad Nro. 4709

(a)	In the event of buying or selling foreign currency, the valuation given in the transaction itself must also be taken into account.